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                                                                      EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated August 18, 2000 accompanying the financial statements of Information Exchange Division (two operating units of Inso Corporation) as of January 31, 2000 and December 31, 1998 and for each of the years ended December 31, 1997 and 1998, one month ended January 31, 1999 and year ended January 31, 2000 included in this Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of IntraNet Solutions, Inc. and subsidiaries on Forms S-3 (No. 333-14175, No. 333-33437, No. 333-57181 and No. 333-34476) and Forms S-8 (No. 333-11489, No.
333-66449, No. 333-66451 and No. 333-90843).

                                                          /s/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 22, 2000